Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NetClass Technology Inc on Form F-1 of our report dated March 28, 2023, with respect to our audits of the consolidated balance sheets of NetClass Technology Inc as of September 30, 2022 and 2021, the related consolidated statements of income and comprehensive income (loss), changes in equity and cash flows for the years ended September 30, 2022 and 2021, appearing in the Prospectus. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

March 28, 2023

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com